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                                                                   Exhibit (h-1)


                            ADMINISTRATION AGREEMENT


         THIS AGREEMENT is made as of this 1st day of October, 1998, between PACIFIC CAPITAL FUNDS, a Massachusetts business trust (the "Trust") and BISYS FUND SERVICES OHIO, INC., an Ohio corporation (the "Administrator").

         WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), consisting of several series of shares of beneficial interest ("Shares"); and

         WHEREAS, the Trust desires the Administrator to provide, and the Administrator is willing to provide, management and administrative services to such series of the Trust as the Trust and the Administrator may agree on ("Funds") and as listed on Schedule A attached hereto and made a part of this Agreement, on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Trust and the Administrator hereby agree as follows:

         ARTICLE 1. Retention of the Administrator. The Trust hereby retains the Administrator to act as the administrator of the Funds and to furnish the Funds with the management and administrative services as set forth in Article 2 below. The Administrator hereby accepts such employment and agrees to perform the duties set forth below.

         The Administrator shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized herein, shall have no authority to act for or represent the Trust in any way and shall not be deemed an agent of the Trust.

         ARTICLE 2. Administrative Services. The Administrator shall perform or supervise the performance by others of other administrative services in connection with the operations of the Funds, and, on behalf of the Trust, will investigate, assist in the selection of and conduct relations with custodians, depositories, accountants, legal counsel, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Funds' operations. The Administrator shall provide the Trustees of the Trust with such reports regarding investment performance as they may reasonably request but shall have no responsibility for supervising the performance by any investment adviser or sub-adviser of its responsibilities.

         The Administrator shall provide the Trust with regulatory reporting, all necessary office space, equipment, personnel, compensation and facilities (including facilities for shareholders' and Trustees' meetings) for handling the affairs of the Funds and such other services as the Administrator shall, from time to time, determine to be necessary to perform its obligations under this Agreement. In addition, at the request of the Board of Trustees, the Administrator shall make reports to the Trust's Trustees concerning the performance of its obligations hereunder.

         Without limiting the generality of the foregoing, the Administrator shall:

                  (a) calculate contractual Trust expenses and control all disbursements for the Trust, and as appropriate compute the Trust's total return, expense ratios, portfolio turnover rate and, if required, portfolio average dollar-weighted maturity;

                  (b) assist Trust counsel with the preparation of prospectuses, statements of additional information, registration statements and proxy materials;

                  (c) prepare such reports, applications and documents (including reports regarding the sale and redemption of Shares as may be required in order to comply with Federal and state securities laws) as may be necessary or desirable to register the Trust's Shares with state securities authorities, monitor the sale of Trust Shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Trust and the Trust's Shares and all amendments thereto, as may be necessary or convenient to register and keep effective the Trust and the Trust's Shares with state securities authorities to enable the Trust to make a continuous offering of its Shares;

                  (d) develop and prepare, with the assistance of the Trust's investment adviser, communications to shareholders, including the annual report to shareholders, coordinate the mailing of prospectuses, notices, proxy statements, proxies and other reports to Trust shareholders, and supervise and facilitate the proxy solicitation process for all shareholder meetings, including the tabulation of shareholder votes;

                  (e) administer contracts on behalf of the Trust with, among others, the Trust's investment adviser, distributor, custodian, transfer agent and fund accountant;

                  (f) supervise the Trust's transfer agent with respect to the payment of dividends and other distributions to shareholders;

                  (g) calculate performance data of the Funds for dissemination to information services covering the investment Trust industry;

                  (h) coordinate and supervise the preparation and filing of the Trust's tax returns;

                  (i) examine and review the operations and performance of the various organizations providing services to the Trust or any Fund of the Trust, including, without limitation, the Trust's investment adviser, distributor, custodian, fund



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                  accountant, transfer agent, outside legal counsel and
                  independent public accountants, and at the request of the Board of Trustees, report to the Board on the performance of such organizations;

                  (j) assist with the layout and printing of publicly disseminated prospectuses and assist with and coordinate layout and printing of the Trust's semi-annual and annual reports to shareholders;

                  (k) assist with the design, development, and operation of the Funds, including new classes, investment objectives, policies and structure;

                  (l) provide individuals reasonably acceptable to the Trust's Board of Trustees to serve as officers of the Trust, who will be responsible for the management of certain of the Trust's affairs as determined by the Trust's Board of Trustees;

                  (m) advise the Trust and its Board of Trustees on matters concerning the Trust and its affairs;

                  (n) obtain and keep in effect fidelity bonds and Trustees and officers/errors and omissions insurance policies for the Trust in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act as such bonds and policies are approved by the Trust's Board of Trustees;

                  (o) monitor and advise the Trust and its Funds on their regulated investment company status under the Internal Revenue Code of 1986, as amended;

                  (p) perform all administrative services and functions of the Trust and each Fund to the extent administrative services and functions are not provided to the Trust or such Fund pursuant to the Trust's or such Fund's investment advisory agreement, distribution agreement, custodian agreement, transfer agent agreement and fund accounting agreement;

                  (q) furnish advice and recommendations with respect to other aspects of the business and affairs of the Funds as the Trust and the Administrator shall determine desirable; and

                  (r) prepare and file with the SEC the semi-annual report for the Trust on Form N-SAR and all required notices pursuant to Rule 24f-2.

         The Administrator shall perform such other services for the Trust that are mutually agreed upon by the parties from time to time. Such services may include performing internal audit examinations; mailing the annual reports of the Funds; preparing an annual list of shareholders; and mailing notices of shareholders' meetings, proxies and proxy statements, for all of which the Trust will pay the Administrator's out-of-pocket expenses.



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         ARTICLE 3. Allocation of Charges and Expenses.

         (A) The Administrator. The Administrator shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Administrator shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Trust as well as all Trustees of the Trust who are affiliated persons of the Administrator or any affiliate of the Administrator; provided, however, that unless otherwise specifically provided herein, the Administrator shall not be obligated to pay the compensation of any employee of the Trust retained by the Trustees of the Trust to perform services on behalf of the Trust.

         (B) The Trust. The Trust assumes and shall pay or cause to be paid all other expenses of the Trust not otherwise allocated herein, including, without limitation, organization costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing shareholders, all expenses incurred in connection with issuing and redeeming Shares, the costs of custodial services, the cost of initial and ongoing registration of the Shares under Federal and state securities laws, fees and out-of-pocket expenses of Trustees who are not affiliated persons of the Administrator or any investment advisers to the Trust or any affiliate of the Administrator or any such investment adviser, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to the Trust.

         ARTICLE 4. Compensation of the Administrator.

         (A) Administration Fee. For the services to be rendered, the facilities furnished and the expenses assumed by the Administrator pursuant to this Agreement, the Trust shall pay to the Administrator compensation at an annual rate specified in Schedule A attached hereto. Such compensation shall be calculated and accrued daily, and paid to the Administrator monthly. The Trust shall also reimburse the Administrator for its reasonable out-of-pocket expenses, including but not limited to the travel and lodging expenses incurred by officers and employees of the Administrator in connection with attendance at Board meetings.

                  If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Administrator's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Administrator's compensation for the preceding month shall be made promptly.

         (B) Survival of Compensation Rights. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

         ARTICLE 5. Limitation of Liability of the Administrator. The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are



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assumed by or may be asserted against the Administrator hereunder. The
Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified hereby. (As used in this Article 5, the term "Administrator" shall include directors, officers, employees and other agents of the Administrator as well as the Administrator itself.)

         The Trust agrees to indemnify and hold harmless the Administrator, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character, arising out of or in any way relating to any actions taken by the Administrator or the Administrator's failure to take any actions with respect to the performance of services under this Agreement on behalf of any Fund or based, if applicable, upon reasonable reliance on information, records, instructions or requests with respect to such Fund given or made to the Administrator by a duly authorized representative of the Trust; provided that this indemnification shall not apply to actions or omissions of the Administrator in cases of its own bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.

         The rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case the Trust may be asked to indemnify or hold the Administrator harmless, the Trust shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Administrator will use all reasonable care to identify and notify the Trust promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Trust, but failure to do so in good faith shall not affect the Administrator's rights hereunder.

         The Trust shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Trust elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Trust and satisfactory to the Administrator, whose approval shall not be unreasonably withheld. In the event that the Trust elects to assume the defense of any suit and retain counsel, the Administrator shall bear the fees and expenses of any additional counsel retained by it. If the Trust does not elect to assume the defense of a suit, it will reimburse the Administrator for the reasonable fees and expenses of any counsel retained by the Administrator.

         The Administrator may apply to the Trust at any time for instructions and may consult counsel for the Trust or its own counsel and with accountants and other experts with respect to any matter arising in connection with the Administrator's duties, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.



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         Also, the Administrator shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. The Administrator will not be held to have notice of any change of authority of any officers, employees or agents of the Trust until receipt of written notice thereof from the Trust.

         ARTICLE 6. Activities of the Administrator. The services of the Administrator rendered to the Trust are not to be deemed to be exclusive. The Administrator is free to render such services to others and to have other businesses and interests. It is understood that Trustees, officers, employees and shareholders of the Trust are or may be or become interested in the Administrator, as officers, employees or otherwise, and that directors, officers and employees of the Administrator and its counsel are or may be or become similarly interested in the Trust, and that the Administrator may be or become interested in the Trust as a shareholder or otherwise.

         ARTICLE 7. Duration of this Agreement. The Term of this Agreement shall be as specified in Schedule A hereto.

         ARTICLE 8. Assignment. This Agreement shall not be assignable by either party without the written consent of the other party; provided, however, that the Administrator may, at its expense, subcontract with any entity or person concerning the provision of the services contemplated hereunder. The Administrator shall not, however, be relieved of any of its obligations under this Agreement by the appointment of such subcontractor, and the Administrator shall be responsible, to the extent provided in Article 5 hereof, for all acts of such subcontractor as if such acts were its own. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

         ARTICLE 9. Amendments. This Agreement may be amended by the parties hereto only if such amendment is specifically approved (i) by the vote of a majority of the Trustees of the Trust, and (ii) by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a Board of Trustees meeting called for the purpose of voting on such approval.

         ARTICLE 10. Proprietary and Confidential Information. The Administrator agrees on behalf of itself and its directors, officers and employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior, present, or potential shareholders, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where Administrator may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

         ARTICLE 11. Certain Records. The Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or



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maintained by the Administrator on behalf of the Trust shall be prepared and maintained at the expense of the Administrator, but shall be the property of the Trust and will be made available to or surrendered promptly to the Trust on request.

         In case of any request or demand for the inspection of such records by another party, the Administrator shall notify the Trust and follow the Trust's instructions as to permitting or refusing such inspection; provided that the Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Trust has agreed to indemnify the Administrator against such liability.

         ARTICLE 12. Maintenance of Systems and Equipment; Uncontrollable Events. The Administrator shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. In the event of computer or other equipment failures beyond its reasonable control, the Administrator shall use its best efforts to minimize service interruptions. The Administrator represents and warrants that the various procedures and systems which it has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder. Notwithstanding the foregoing, the Administrator assumes no responsibility hereunder, and shall not be liable for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. In any such event, the Administrator shall, at no additional expense to the Trust, take all steps reasonably necessary to minimize service interruptions.

         ARTICLE 13. Representations of the Trust. The Trust certifies to the Administrator that: (1) as of the close of business on the Effective Date, each Fund that is in existence as of the Effective Date has authorized unlimited shares, and (2) this Agreement has been duly authorized, executed and delivered by the Trust, and constitutes a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

         ARTICLE 14. Representations of the Administrator. The Administrator represents and warrants that: (1) the Administrator will perform comprehensive tests on its systems to simulate the actual turning of the century. These tests shall be intended to identify any operational issues caused by the century change at midnight December 31, 1999. The Administrator agrees to implement by December 31, 1998, all necessary updates and changes to its systems, if any, to accommodate the turn of the century; and (2) this Agreement has been duly authorized, executed and delivered by the Administrator, and constitutes a legal, valid and binding obligation of the Administrator, enforceable against the Administrator in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.



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         ARTICLE 15. Insurance. The Administrator shall notify the Trust should any of the Administrator's insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. The Administrator shall notify the Trust of any material claims against the Administrator with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by the Administrator under its insurance coverage.

         ARTICLE 16. Headings. Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

         ARTICLE 17. Entire Agreement. Effective as of the date set forth above, the Administration Agreement between the parties dated as of October 29, 1993 is terminated and shall be of no further force or effect except as otherwise set forth therein. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, and may not be amended without the written consent of both parties.

         ARTICLE 18. Definitions of Certain Terms. The terms "interested person" and "affiliated person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

         ARTICLE 19. Notice. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the following address: if to the Trust, c/o Walter J. Laskey, Chairman, Pacific Capital Funds, 111 South King Street, Honolulu, Hawaii 96813; if to the Administrator, at 3435 Stelzer Road, Columbus, Ohio 43219; or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

         ARTICLE 20. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

         ARTICLE 21. Multiple Originals. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

          ARTICLE 22. Matters Relating to the Trust as a Massachusetts Business Trust. The names "Pacific Capital Funds" and "Trustees of Pacific Capital Funds" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated as of October 30, 1992, to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed



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'
or hereafter filed. The obligations of "Pacific Capital Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.


                                                PACIFIC CAPITAL FUNDS


                                                By: /s/ IRIMGA McKAY
                                                   -----------------------------

                                                Title: President
                                                      --------------------------


                                                BISYS FUND SERVICES OHIO, INC.


                                                By: /s/ WILLIAM J. TOMKO
                                                   -----------------------------


                                                Title: Executive Vice President
                                                      --------------------------




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                                   SCHEDULE A
                         TO THE ADMINISTRATION AGREEMENT
                           DATED AS OF OCTOBER 1, 1998
                                     BETWEEN
                              PACIFIC CAPITAL FUNDS
                                       AND
                         BISYS FUND SERVICES OHIO, INC.


Funds: This Agreement shall apply to all Funds of PACIFIC CAPITAL FUNDS, either now or hereafter created (collectively, the "Funds"). The current Funds of the Trust are set forth below:

                      U.S. Treasury Securities Fund
                      Short Intermediate U.S. Treasury Securities Fund Diversified Fixed Income Fund
                      Tax-Free Short Intermediate Securities Fund
                      Tax-Free Securities Fund
                      Growth Stock Fund
                      Growth and Income Fund
                      New Asia Growth Fund
                      Balanced Fund
                      Value Fund
                      Small Capitalization Fund
                      International Stock Fund

Fees: Pursuant to Article 4, in consideration of services rendered and expenses assumed pursuant to this Agreement, the Trust will pay the Administrator on the first business day of each month, or at such time(s) as the Administrator shall request and the parties hereto shall agree, a fee computed daily at the annual rate of:

                      Twenty one-hundredths of one percent (.2%) of each Fund's average daily net assets

         The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be prorated according to the proportion which such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

         For purposes of determining the fees payable to the Administrator, the value of the net assets of a particular Fund shall be computed in the manner described in the Trust's Articles of Incorporation or in the Prospectus or Statement of Additional Information respecting that Fund as from time to time is in effect for



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         the computation of the value of such net assets in connection with the determination of the redemption value of the shares of such Fund.

         The parties hereby confirm that the fees payable hereunder shall be applied to each Fund as a whole, and not to separate classes of shares within the Funds.

         The fee payable by the Trust hereunder shall be allocated to each Fund based upon its pro rata share (in proportion to average daily net assets) of the total fee payable hereunder. Such fee as is attributable to each Fund shall be a separate (and not joint or joint and several) obligation of each such Fund. The Administrator may agree, from time to time, to waive any fees payable under this Agreement. Such waiver shall be at the Administrator's sole discretion.

Term: Pursuant to Article 7, the term of this Agreement shall commence on October 1, 1998 and shall remain in effect through December 31, 2001 ("Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one-year periods ("Rollover Periods"). This Agreement may be terminated without penalty (i) by provision of a notice of nonrenewal in the manner set forth below, (ii) by mutual agreement of the parties or
         (iii) for "cause," as defined below, upon the provision of 60 days advance written notice by the party alleging cause. Written notice of nonrenewal must be provided at least 60 days prior to the end of the Initial Term or any Rollover Period, as the case may be.

         For purposes of this Agreement, "cause" shall mean (a) willful misfeasance, bad faith, gross negligence or reckless disregard on the part of the party to be terminated with respect to its obligations and duties set forth herein; (b) a material breach of this Agreement that has not been cured within thirty (30) days following written notice of such breach from the non-breaching party; (c) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; (d) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; or (e) any other circumstance which substantially impairs the performance of the obligations and duties of the party to be terminated, or its ability to perform those obligations and duties as contemplated herein.

         Notwithstanding the foregoing, after such termination for so long as the Administrator, with the written consent of the Trust, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule



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

         or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due the Administrator and unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. The Administrator shall be entitled to collect from the Trust, in addition to the compensation described in this Schedule A, the amount of all of the Administrator's cash disbursements for services in connection with the Administrator's activities in effecting such termination, including without limitation the delivery to the Trust and/or its designees of the Trust's property, records, instruments and documents, or any copies thereof. Subsequent to such termination, for a reasonable fee, the Administrator will provide the Trust with reasonable access to any Trust documents or records remaining in its possession.

         If, for any reason other than nonrenewal, mutual agreement of the parties or "cause", as defined above, the Administrator is replaced as administrator, or if a third party is added to perform all or a part of the services provided by the Administrator under this Agreement (excluding any sub-administrator appointed by the Administrator as provided in Article 7 hereof), then the Trust shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to the Administrator equal to the lesser of the amount due the Administrator for: (i) a one year period commencing on the date the Administrator is replaced or a third party is added; or (ii) the remainder of the then-current term of this Agreement, assuming for purposes of calculation of the payment that the amount due the Administrator shall be based upon the total combined net asset value of the Funds as shown in their most recently audited financial statements and shall remain constant for the remainder of the then-current term.

         In the event the Trust is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which the Administrator is not retained to provide administration services consistent with this Agreement. The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which the Administrator is replaced or a third party is added.




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